EXHIBIT 99.1

Active Power Reports Preliminary Revenue and Net Loss Results for the Fourth Quarter and Full Year 2012

AUSTIN, Texas (Feb. 11, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, has reported preliminary results for the fourth quarter and full year ended Dec. 31, 2012.

The ability of the company to achieve its expected fourth quarter 2012 results will be adversely impacted by the inability to recognize revenue from a single multimillion dollar order. As a result, the company expects to report fourth quarter revenues of $14 million to $16 million and a net loss of between $0.4 million and $0.8 million, or between $0.02 and $0.04 per share, adjusted for the company’s recent 5-for-1 reverse stock split. This compares to revenues of $18.3 million and a net loss of $3.3 million or $0.21 per share in the fourth quarter of 2011, adjusted for the 5-for-1 reverse split.

The company expects revenues for the full year 2012 to be between $75 million and $77 million compared to $75.5 million for the full year 2011. Net loss for 2012 is expected to be between $1.9 million and $2.3 million, or between $0.10 and $0.12 per share. The company reported a net loss of $0.44 per share for the full year 2011, adjusted for the company’s recent 5-for-1 reverse split.

Management Commentary
"While unfortunate, we believe the proper accounting treatment of this transaction was to not recognize the revenue in the fourth quarter based upon changes in the deployment schedule for our products on this particular project,” said Doug Milner, president and CEO, of Active Power. “We are certainly disappointed as, absent this issue, we were on track to achieve our guidance for the fourth quarter and for 2012.”

Conference Call and Webcast
Active Power will host a conference call on Tuesday, Feb. 19, 2013, at 4:30 p.m. (ET) to discuss its fourth quarter and full year 2012 results.

Interested parties can dial into the call at the time of the event at (866) 963-1214. For callers outside the United States, please dial (904) 520-5765.

For parties wanting to listen live via the Web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable data centers and other mission critical operations to remain 'on' 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable, and economically green, providing environmental benefits and energy and space efficiencies to customers' financial benefit. The company's products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power's preliminary revenue and net loss for the fourth quarter of 2012 and full year 2012. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard and Caterpillar, our increased emphasis on larger and more complex system solutions, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, our ability to satisfy customer requirements and ship products on a timely basis, risks related to our international operations, and product performance and quality issues. In addition, the financial results in this press release are preliminary and are subject to adjustment as we complete our closing procedures and year-end audit process. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:
Ron Both
Liolios Group, Inc.
949-574-3860
acpw@liolios.com

Media Contact:
Lee Higgins
Senior Public Relations Manager
512-744-9488
lhiggins@activepower.com